Exhibit (a)(1)(iii)

NOTICE OF WITHDRAWAL OF TENDER
REGARDING
CONVERTIBLE DEBENTURES
OF
ASSURE HOLDINGS CORP.

Tendered Pursuant to the Offer to Exchange Dated June 21, 2024

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT, AND THIS NOTICE OF WITHDRAWAL OF TENDER MUST BE RECEIVED BY 5:00 P.M., DENVER TIME, ON JULY 19, 2024, UNLESS
THE OFFER IS EXTENDED.

Complete this Notice of Withdrawal of Tender and return or deliver it to:

Assure Holdings Corp., Attn: John Farlinger
7887 East Belleview Avenue, Suite 240, Denver CO 80111
or email it to ir@assureiom.com.

Assure Holdings Corp.

Ladies and Gentlemen:

The undersigned wishes to withdraw the previously submitted notice of the undersigned’s intent to tender their Convertible Debentures of Assure Holdings Corp. (the “Company”) for exchange of shares of common stock previously submitted by the undersigned in a Form of Confirmation to Tender dated             . IF THIS WITHDRAWAL NOTICE IS TIMELY RECEIVED IN ACCORDANCE WITH ITS ACCOMPANYING INSTRUCTIONS, THE IDENTIFIED CONVERTIBLE NOTES PREVIOUSLY SUBMITTED FOR TENDER WILL NOT BE EXCHANGED BY THE COMPANY.

Convertible Debenture:

The undersigned recognizes that upon the submission on a timely basis of this Notice of Withdrawal of Tender, properly executed, the Convertible Debentures previously tendered will not be exchanged by the Company upon expiration of the tender offer described above.

SIGNATURE(S). If joint ownership, all parties must sign. If fiduciary, partnership or corporation, indicate title of signatory under signature lines.

Print Signatory Name and Title (if any)	Signature	Date

Print Signatory Name and Title (if more than one)	Signature	Date

Print Signatory Name and Title (if more than one)	Signature	Date